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                                                            Exhibit 5.a and 23.a




                                  July 3, 2002


Huffy Corporation
225 Byers Road
Miamisburg, OH  45342

                       REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We have acted as counsel to Huffy Corporation, an Ohio corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission on or about July 3, 2002, for the purpose of registering under the Securities Act of 1933, as amended, 5,000,000 shares of the Company's $1.00 par value Common Stock (the "Shares"), issuable pursuant to the Agreement and Plan of Merger, as amended (the "Merger Agreement") dated as of June 5, 2002, by and among the Company, HSGC, Inc., a Delaware corporation and wholly owned subsidiary of the Company, and Gen-X Sports Inc., a Delaware corporation. Capitalized terms used herein without definition shall have the meaning given to them in the Merger Agreement.

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations, both as amended, and the record of proceedings of the shareholders and of the directors of the Company.

         This opinion is limited to the federal securities laws of the United States of America and the laws of the State of Ohio, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

         Based on the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) the Shares are issued in accordance with the Merger Agreement, (iii) appropriate certificates evidencing the Shares are executed and delivered by the Company, and (iv) all applicable securities laws are complied with, it is our opinion that when issued by the Company in the manner provided in the Merger Agreement and the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

         This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person,
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firm, corporation or the entity and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            DINSMORE & SHOHL LLP

                                            /s/ Charles F. Hertlein, Jr.
                                            Charles F. Hertlein, Jr.